Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-116272

                           MILLENNIUM BIOTECHNOLOGIES
                                   GROUP, INC.

                        15,623,861 Shares of Common Stock
                        ---------------------------------


The Offering:

         This prospectus relates to the resale of 15,623,861 shares of common stock, which consist of 12,098,904 shares of common stock issuable upon the exercise of certain outstanding warrants ("Warrants") and 3,562,457 shares of common stock that are currently outstanding. All of these shares and Warrants were issued and sold pursuant to private placements to the selling stockholders listed on pages 10 through 13 of this prospectus. We are registering these shares of common stock pursuant to commitments to register the shares with the selling stockholders.

         We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders, other than payment of the exercise price of the Warrants.

Our common stock is quoted on the Over-the-Counter Electronic Bulletin Board under the symbol "MBTG." The 15,623,861 shares of common stock which are being offered by this prospectus represent approximately 28.1% of our total outstanding equity securities, assuming exercise of the Warrants. Registering such a large percentage of our total outstanding securities may have an adverse effect on the market price for our common stock. The last reported sale price of our common stock on the OTC Bulletin Board on June 2, 2005 was $0.42 per share.

                    -----------------------------------------

         Please see the risk factors beginning on page 3 to read about certain factors you should consider before buying shares of common stock.

                    -----------------------------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                   The date of this prospectus is June 3, 2005

                               PROSPECTUS SUMMARY

         In the following summary, we have highlighted information that we believe is the most important about us. However, because this is a summary, it may not contain all information that may be important to you. You should read this entire prospectus, including the information incorporated by reference and the financial data and related notes, before making an investment decision. When used in this prospectus, the terms "we," "our" and "us" refer to Millennium Biotechnologies Group, Inc and its wholly-owned operating subsidiary, Millennium Biotechnologies, Inc,. and not to the selling stockholders.

                                ABOUT MILLENNIUM

         Millennium has developed and is selling two patented nutritional formulas, RESURGEX(R) and RESURGEX Plus(R), that play an important role as a nutritional adjunct to the medical treatment for certain chronic immuno-compromising debilitating diseases such as Acquired Immune Deficiency Syndrome ("AIDS"), hepatitis and cancer. Those infected with AIDS/HIV (Human Immuno-deficiency Virus) and other chronic debilitating diseases present a multitude of medical/nutritional problems, which include weight loss, immune dysfunction, free-radical pathology and loss of energy production. We believe that RESURGEX(R) and RESURGEX Plus(R) are the first multi-component nutritional supplements designed to deal with the multiple nutritional needs of the immuno-compromised individual. Specifically, RESURGEX(R) and RESURGEX Plus(R) have been formulated to address the loss of lean muscle (wasting), nutrient depletion, immune support, mitochondrial dysfunction (energy loss) and oxidative stress (free-radical damage) in individuals undergoing medical treatment for chronic immuno-compromised medical conditions.

         Our proprietary formulations combine a unique blend of nutritional components that enable individuals to better tolerate the nutritional concerns of their illness and the side effects brought on by common medication regimes. The pleasant taste of RESURGEX(R) and RESURGEX Plus(R) were designed to promote sustained acceptance under long-term use and, we believe, should have a significant impact on patients' propensity to follow an ongoing regimen of compliance.

         In December, 2003, we launched an exclusive ingredient product called Defenzyme(TM) into the medical market. Defenzyme(TM) is the first orally effective, vegetarian form of superoxide dismutase- the body's primary antioxidant defense enzyme. Defenzyme(TM) was designed to reduce oxidative stress, reduce lactic acid and increase overall antioxidant defense. We have not had material sales to date for Defenzyme(TM) due to the lack of resources to effectively market the product.

         Our principal executive offices are located at 665 Martinsville Road, Suite 219, Basking Ridge, NJ 07920 and our telephone number is (908) 604-2500.

                                  RISK FACTORS

                Special Note Regarding Forward-Looking Statements

         Certain statements in this document constitute "forwarding-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1995 (collectively, the "Reform Act"). Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. All statements other than statements of historical fact, included in this prospectus regarding our financial position, business strategy and plans or objectives for future operations are forward-looking statements. Without limiting the broader description of forward-looking statements above, we specifically note that statements regarding future revenues, our ability to become profitable and product sales and acceptability are all forward-looking in nature.

         Such forward-looking statements involve known and unknown risks, uncertainties and other factors, including but not limited to, the risk factors discussed below, which may cause the actual results, performance or achievements of Millennium and its subsidiaries to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements and other factors referenced in this prospectus. We do not undertake and specifically declines any obligation to publicly release the results of any revisions which may be made to any forward-looking statement to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

         The following cautionary statements identify important factors that could cause our actual result to differ materially form those projected in the forward-looking statements made in this Prospectus.

We have operated at a loss and cannot assure that we will be able to attain profitable operations.

Although we are generating revenues, we continue to operate at a loss. During the quarter ended March 31, 2005 and the year ended December 31, 2004, we generated revenues of $291,420 and $1,083,458 from sales of our three products. However, during these periods we realized net losses of $733,509 and $5,398,574. We expect to continue incurring operating losses until we are able to derive meaningful revenues from marketing our three products and other products we intend to bring to market. We cannot assure that we will be able to attain profitable operations.

We require additional funding to maintain our operations and to further develop our business. Our inability to obtain additional financing would have an adverse effect on our business.

Our success depends on our ability to develop a market for our three products and other nutraceutical supplements we intend to bring to market. This means having an adequate advertising and marketing budget and adequate funds to continue to promote our products. Although our revenues have steadily increased since we began marketing our first product in September 2001, our operating expenses are significantly greater than our revenues. On April 30, 2004, we obtained gross proceeds of $2,000,000 from a private offering of our securities. These funds in conjunction with on going operating revenues provided adequate capital for our operating needs until the fourth quarter of 2004. During the fourth quarter of 2004 and in the first quarter of 2005 we obtained new loans totaling $832,000 to fund ongoing working capital requirements for the combined periods. We need to continue to raise funds to cover working capital requirements until we are able to raise revenues to a point of positive cash flow. We plan to do this, as before, through additional equity or debt financings. We may not be able to raise such funds on terms acceptable to us or at all. Financings may be on terms that are dilutive or potentially dilutive to our stockholders. If sources of financing are insufficient or unavailable, we will be required to modify our operating plans to the extent of available funding or curtail or suspend operations.

Our year end audited financial statements contain a "going concern" explanatory paragraph. Our inability to continue as a going concern would require a restatement of assets and liabilities on a liquidation basis, which would differ materially and adversely from the going concern basis on which our financial statements incorporated by reference in this prospectus have been prepared.

Our consolidated financial statements for the year ended December 31, 2004 incorporated by reference herein from our annual report on Form 10-KSB have been prepared on the basis of accounting principles applicable to a going concern. Our auditors' report on the consolidated financial statements includes an additional explanatory paragraph following the opinion paragraph on our ability to continue as a going concern. A note to these consolidated financial statements describes the reasons why there is substantial doubt about our ability to continue as a going concern and our plans to address this issue. Our December 31,2004 consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our inability to continue as a going concern would require a restatement of assets and liabilities on a liquidation basis, which would differ materially and adversely from the going concern basis on which our consolidated financial statements have been prepared.

We are dependent upon State Medicaid reimbursements. If we are unable to obtain such approvals in key States, our business may be materially and adversely affected.

We will be dependent upon approval of the RESURGEX(R) and RESURGEX PLUS(R) products and other proposed products for reimbursement by state Medicaid programs. We believe that a large proportion of our proposed market which is comprised of patients whose immune systems have been compromised as a result of chronic and acute viral based infections, may not have the means to afford our current or proposed products. Accordingly, the successful marketing of RESURGEX(R) and RESURGEX PLUS(R) will depend in large part upon support of Medicaid and other organizations that provide reimbursement programs. We will need to obtain approval of these products by various Medicaid state agencies in order that customers will be able to qualify for reimbursement when the products are prescribed by their medical caregivers. Although the products have been reimbursed in the States of New York, Connecticut, New Jersey and Pennsylvania where we have commenced marketing of our products, there can be no assurance that our applications for inclusion of our products in the Medicaid programs of other states will be approved. Failure to obtain such approvals may have a material adverse effect on our future business.

We are subject to significant government regulation.

The packaging, labeling, advertising, promotion, distribution and sale of RESURGEX(R) and RESURGEX PLUS(R) and other products we plan to produce and market are subject to regulation by numerous governmental agencies, the most active of which is the U.S. Food and Drug Administration (the "FDA"), which regulates our products under the Federal Food, Drug and Cosmetic Act (the "FDCA") and regulations promulgated thereunder. Our products are also subject to regulation by, among other regulatory entities, the Consumer Product Safety Commission (the "CPSC"), the U.S. Department of Agriculture (the "USDA") and the Environmental Protection Agency (the "EPA"). Advertising and other forms of promotion and methods of marketing of our products are subject to regulation by the U.S. Federal Trade Commission (the "FTC"), which regulates these activities under the Federal Trade Commission Act (the "FTCA"). The manufacture, labeling and advertising of our products are also regulated by various state and local agencies. Failure to comply with applicable regulatory requirements may result in, among other things, injunctions, product withdrawals, recalls, product seizures, and fines.

Our involvement in defending product liability claims could have a detrimental effect on our operations.

Like other retailers and distributors of products designed for human consumption, we face an inherent risk of exposure to product liability claims in the event that the use of our products results in injury. We may be subjected to various product liability claims, including, among others, that our products include inadequate instructions for use or inadequate warnings concerning possible side effects and interactions with other substances. We carry $5,000,000 of product liability insurance. Thus, any product liabilities exceeding our coverage relating to our products could have a material adverse effect on our business, financial condition and results of operations.

We face significant competition.

The biotechnology and nutraceutical supplement industries are highly competitive and subject to significant and rapid technological change. Developments by our competitors may render our products obsolete or noncompetitive. Numerous companies compete in our market, many of which have greater size and financial, personnel, distribution and other resources greater than ours. Our principal competition in the distribution channels where we are marketing our current products and where we intend to market other products, comes from a limited number of large nationally known manufacturers and many smaller manufacturers of nutraceutical supplements. In addition, large pharmaceutical companies compete with us on a limited basis in the nutraceutical supplement market. Increased competition from such companies could have a material adverse effect on us because such companies have greater financial and other resources available to them and possess distribution and marketing capabilities far greater than ours. We also face competition in mass market distribution channels from private label nutraceutical supplements offered by health and natural food store chains and drugstore chains. We cannot assure that we will be able to compete.

If we are unable to protect our intellectual property or we infringe on intellectual property of others, our business and financial condition may be materially and adversely affected.

We own all rights to the formulation of RESURGEX(R) and RESURGEX PLUS(R), have a use and compositional patent with respect to RESURGEX(R) (which covers RESURGEX PLUS(R)). We also have registered trademarks for the names "RESURGEX" and "RESURGEX PLUS". We have filed patent applications internationally with regards to RESURGEX(R) AND RESURGEX PLUS(R). No assurance can be given that patents will be issued from pending applications or that there rights, if issued and the rights from our existing patents and registered name will afford us adequate protections. In addition, we rely on trade secrets and unpatented proprietary technology. There is no assurance that others may not independently develop the same or similar technology or produce products which provide the same benefits as RESURGEX(R) and RESURGEX PLUS(R) or our other proposed products.

Although we will seek to ensure that our products do not infringe the intellectual property rights of others, there can be no assurance that third parties will not assert intellectual property infringement claims against us. Any infringement claims by third parties against us may have a material adverse effect on our business, financial condition and results of operations.

Because our Board can issue common stock without stockholder approval, you could experience substantial dilution.

Our Board of Directors has the authority to issue up to 75,000,000 shares of common stock and to issue options and warrants to purchase shares of our common stock without stockholder approval. As of May 19, 2005, 63,968,124 shares are issued and outstanding or reserved for issuance on a fully-diluted basis. Future issuance of our additional shares of common stock could be at values substantially below the current market price of our common stock and, therefore, could represent substantial dilution to investors in this offering. In addition, our Board could issue large blocks of our common stock to fend off unwanted tender offers or hostile takeovers without further stockholder approval.

Anti-takeover provisions of the Delaware General Corporation Law could discourage a merger or other type of corporate reorganization or a change in control even if they could be favorable to the interests of our stockholders.

The Delaware General Corporation Law contains provisions which may enable our management to retain control and resist a takeover of us. These provisions generally prevent us from engaging in a broad range of business combinations with an owner of 15% or more of our outstanding voting stock for a period of three years from the date that this person acquires his stock. Accordingly, these provisions could discourage or make more difficult a change in control or a merger or other type of corporate reorganization even if they could be favorable to the interests of our stockholders.

We do not intend to pay cash dividends in the foreseeable future.

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all of our earnings, if any, for use in its business and do not anticipate paying any cash dividends in the foreseeable future. Moreover, no cash dividends may be declared or paid on our common stock if, and as long as, our Series B Preferred Stock is outstanding or there are unpaid dividends on outstanding shares of Series C Preferred Stock. No dividends may be declared on the Series C Preferred Stock if, and as long as, the Series B Preferred Stock is outstanding. Accordingly, it is unlikely that we will declare any cash dividends on our common stock in the foreseeable future.

We cannot assure that there will be a sustained public market for our common stock.

At present, our common stock is quoted on the OTC Bulletin Board and tradable in the over-the-counter market. Our common stock is not traded on a sustained basis or with significant volume. In addition, we currently do not meet the requirements for listing our common stock on NASDAQ or a national securities exchange and we cannot assure if or when our common stock will be listed on such an exchange. For the foregoing reasons, we cannot assure that there will be a significant and sustained public market for the sale of our common stock. Accordingly, if you purchase our common stock, you may be unable to resell it. In the absence of any readily available secondary market for our common stock, you may experience great difficulty in selling your shares at or near the price that you originally paid.

The market price of our common stock may be volatile.

The market price of our common stock may fluctuate significantly in response to the following factors:

      o     variations in quarterly operating results;

      o our announcements of significant contracts, milestones, acquisitions;

      o     our relationships with other companies or capital commitments;

      o     additions or departures of key personnel;

      o     sales of common stock or termination of stock transfer restrictions;

      o     changes in financial estimates by securities analysts; and

      o     fluctuations in stock market price and volume.

Our stock price may be adversely affected if a significant amount of shares are sold in the public market.

As of May 19, 2005, approximately 10,200,000 shares of our common stock constituted "restricted securities" as defined in Rule 144 under the Securities Act of 1933. In addition, as of May 19, 2005, we had warrants outstanding for the purchase of an aggregate of 17,148,913 shares of our common stock, and stock options for 2,255,312 shares. 12,098,904 of the shares issuable upon exercise of the warrants have been registered herein pursuant to agreements between us and the selling stockholders, requiring us to register their shares for resale under the Securities Act. Registration of the shares permits the sale of the shares of common stock in the open market or in privately negotiated transactions without compliance with the requirements of Rule 144. To the extent the exercise price of the warrants is less than the market price of the common stock, the holders of the warrants are likely to exercise them and sell the underlying shares of common stock and to the extent that the exercise price of the warrants are adjusted pursuant to anti-dilution protection, the warrants could be exercisable or convertible for even more shares of common stock. Moreover, some of the remaining restricted shares as well as shares resulting from the exercise of the other warrants and options may, after certain holding periods, enter the market, and we may issue additional shares to raise funding or compensate employees, consultants and/or directors. We are unable to estimate the amount, timing or nature of future sales of outstanding common stock. Sales of substantial amounts of our common stock in the public market could cause the market price for our common stock to decrease. Furthermore, a decline in the price of our common stock would likely impede our ability to raise capital through the issuance of additional shares of common stock or other equity securities.

Our shares are subject to the Penny Stock Reform Act.

Our shares are subject to the Penny Stock Reform Act of 1990 which may potentially decrease your ability to easily transfer our shares. Broker-dealer practices in connection with transactions in "penny stocks" are regulated. Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. As our shares immediately following this offering will likely be subject to such penny stock rules, investors in this offering will in all likelihood find it more difficult to sell their securities.

Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. We believe that proceeds from stockholders exercising some or all of the Warrants will be used for general corporate purposes, including, but not limited to, working capital.

                              SELLING STOCKHOLDERS

         We are registering all 15,623,861 shares of common stock covered by this prospectus on behalf of the selling stockholders named in the table below. We issued the shares and the Warrants exercisable for shares to the selling stockholders in private transactions. We have registered the shares to permit the selling stockholders and their respective transferees, assignees or other successors-in-interest that receive their shares from a selling stockholder to resell the shares, from time to time, when they deem appropriate.

         The table below identifies the selling stockholders and other information regarding the beneficial ownership of the common stock held by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by the selling stockholder as of May 19, 2005, based on each selling stockholder's ownership of shares of common stock, and assumes the exercise of any Warrants held by such stockholder. The information in the table reflects the most recent information furnished to us by each identified selling stockholders. The outstanding warrants are subject to adjustment for anti-dilution protection in the event of stock splits or stock dividends. As a result, the numbers listed in the second column may change.

         The third column lists each selling stockholder's portion, based on agreements with us, of the 15,623,861 shares of common stock being offered by this prospectus. As we stated above, the number of shares that will actually be issued may be more or less than the 15,623,861 shares being offered by this prospectus.

         Any selling stockholder may sell all, some or none of its respective shares in this offering. See "How The Shares May Be Distributed" below.

                                   Common Stock      Warrants         Number of        Common
                                   Owned Prior       Owned Prior      Shares           Stock Owned
Selling Shareholder                to Offering       to Offering*     Being Offered    After Offering
-------------------                -----------       ------------     -------------    --------------
Alpha Capital                      1,387,608         1,285,715         1,387,608                  0

Gross Foundation, Inc.               771,878           642,857           771,878                  0

Whalehaven Funds Ltd.                428,571           428,571           428,571                  0

Greenwich Growth Fund Ltd.           428,571           428,571           428,571                  0

Stonestreet Ltd. Partnership         857,144           857,144           857,144                  0

Bristol Investment Fund, Ltd.      1,071,429         1,071,429         1,071,429                  0

Wayne Saker                          428,571           428,571           428,571                  0

Quines Financial S.A                 714,285           428,571           714,285                  0

Vicsons Ltd.                         714,285           428,571           714,285                  0

Penn Footwear                        428,571           428,571           428,571                  0

Ellis International Ltd., Inc.       428,571           428,571           428,571                  0

Ronald Kimelman                      714,285           428,571           714,285                  0

BL Cubed, LLC                        428,571           428,571           428,571                  0

Congregation Mishkan
Sholom Inc.                        1,137,529           857,144         1,137,529                  0

Ashfield Investments, Inc.           571,428           571,428           571,428                  0
                                                                                            208,245
Dalia Silverman(48)                  415,997(16)       183,245                  (16)        207,752

Veronica Chernis(48)                 218,240           118,028           137,057(17)         81,183

Cindy Feiner(48)                      91,637            40,115            54,401             37,235

John Shin(48)                         36,310            30,596            36,310(19)              0

Dara Sclar(48)                        28,295(20)        22,581            28,295                  0

Michael Byrne(48)                     14,461            12,547            14,461(21)              0

Rochelle Cyrulnik(48)                  3,371             3,190             3,371(22)              0

Tom Byrne(48)                          6,679(23)         6,679             6,679(23)              0

Mitch Rosenthal                    1,932,320                 0           759,375          1,172,945

Mark Visosky                         446,250           162,500           187,500            258,750

Joel Wishnick                        571,250           162,500           187,500            383,750

Howard D. Kollinger                   75,000            25,000            75,000                  0

TPB Investments                      140,000           140,000           140,000                  0

William S. Jaspersen                  75,000            25,000            75,000                  0

BDB Holdings, Inc.                   150,000            50,000           150,000                  0

Mark A. Scott                         80,000                 0            60,000                  0

Lorie R. Torch                       100,000            50,000           100,000                  0

Raya Grenyich                        100,000           100,000           100,000                  0

Brent Talbot                         925,000                 0            60,000            865,000

Seymour Sacks                        150,000            75,000           150,000                  0

SKB Holdings, Inc.                   100,000            50,000           100,000                  0

Robert P. Smith, IRA                  86,000            43,000            86,000                  0

Joan Smith, IRA                       14,000             7,000            14,000                  0

To Be Limited Partnership            280,000           140,000           280,000                  0

Dan S. Meadows                       100,000            50,000           100,000                  0

Robert & Yvonne Hutton               200,000           100,000           100,000            100,000

Kay S. Silverman Rev. Trust          200,000           100,000           200,000                  0

Ira J. Gaines                         30,000            30,000            30,000                  0

Robert A. Conte                      389,807(40)             0           222,221            167,586

Mark A. Soltz **                      36,179                 0            13,915             22,264

Vincent J. Bocchicchio               100,000            50,000           100,000                  0

Bernard Pane                          32,319            10,772            10,772             21,547

All Stars Irrevocable Trust          759,519           400,759           400,759            358,760

Michael Arnouse                    1,228,203           581,101(43)       581,101(43)        647,102

David DeLucia                         37,500            12,500            37,500                  0

Frank Davis                           80,102            26,667            26,667             53,435

James Foley                          361,820            26,717            26,717            335,103

Oceanus Value Fund                   369,167(47)       300,000           369,167                  0

Robert Acuff                          50,000(49)        10,000            30,000             20,000

Lyle Land                             80,000(50)        40,000            80,000                  0

Gary Sacks (55)**                     30,000(51)        30,000            30,000(51)              0

Jeffrey Silverman (55)**              32,000(52)        32,000            32,000(52)              0

Todd Felte (55)**                      8,000             8,000             8,000                  0

W. Todd Coffin (55)**                 60,444(54)        60,444            60,444                  0

Source Capital Group (55)**           28,366            28,366            28,366                  0

Richard Cardinale** (56)              12,500(56)        12,500            12,500                  0


Totals:                           19,997,514        12,098,904        15,623,861          4,373,653

* The shares issuable upon exercise of these warrants are included in the numbers in the second and fourth columns of this table. The exercise prices of these warrants range from $0.25 to $2.00 per share.

** Selling Stockholder is a registered broker-dealer or is affiliated with a registered broker-dealer.

      1. Includes up to 1,285,715 shares of common stock issuable upon the exercise of two separate Warrants: (i) "B Warrants" to purchase 857,143 shares of common stock at a rate of $0.75 per share expiring April 30, 2009; (ii) "A Warrant" as amended to purchase 428,572 shares of common stock at a rate of $0.45 per share expiring June 19, 2005. The selling stockholder has identified Konrad Ackerman, as a person with voting and investment control over shares of our common stock beneficially owned by the selling stockholder.

      2. Includes up to 642,857 shares of common stock issuable upon the exercise of two separate Warrants: (i) B Warrants to purchase 428,571 shares of common stock; (ii) A Warrants to purchase 214,286 shares of common stock. The selling stockholder has identified Chaim Gross, as a natural person with voting and investment control over shares of our common stock beneficially owned by the selling stockholder.

      3. Includes up to 428,571 shares of common stock issuable upon the exercise of two separate Warrants: (i) B Warrants to purchase 285,714 shares of common stock; (ii) A Warrants to purchase 142,857 shares of common stock. The selling stockholder has identified Evan Schemenauer, as a natural person with voting and investment control over shares of our common stock beneficially owned by the selling stockholder.

      4. Includes up to 428,571 shares of common stock issuable upon the exercise of two separate Warrants: (i) B Warrants to purchase 285,714 shares of common stock; (ii) A Warrants to purchase 142,857 shares of common stock. The selling stockholder has identified Arthur Jones, as a natural person with voting and investment control over shares of our common stock beneficially owned by the selling stockholder.

      5. Includes up to 857,144 shares of common stock issuable upon the exercise of two separate Warrants. (i) B Warrants to purchase 571,429 shares of common stock; (ii) A Warrants to purchase 285,715 shares of common stock. The selling stockholder has identified Elizabeth Leonard, as natural persons with voting and investment control over shares of our common stock beneficially owned by the selling stockholder.

      6. Includes up to 1,071,429 shares of common stock issuable upon the exercise of two separate Warrants. (i) B Warrants to purchase 714,286 shares of common stock; (ii) A Warrants to purchase 357,143 shares of common stock. Bristol Capital Advisors, LLC is the investment manager to Bristol Investment Fund, Ltd. Paul Kessler whose address is 10990 Wilshire Boulevard, Suite 1410, Los Angeles, California 90024, is a managing member of Bristol Capital Advisors, LLC and as such has voting and investment control over these securities. Mr. Kessler disclaims beneficial ownership of these securities.

      7. Includes up to 428,571 shares of common stock issuable upon the exercise of two separate Warrants. (i) B Warrants to purchase 285,714 shares of common stock; (ii) A Warrants to purchase 142,857 shares of common stock. The selling stockholder has identified Wayne Saker, as a natural person with voting and investment control over shares of our common stock beneficially owned by the selling stockholder.

      8. Includes up to 428,571 shares of common stock issuable upon the exercise of two separate Warrants. (i) B Warrants to purchase 285,714 shares of common stock; (ii) A Warrants to purchase 142,857 shares of common stock. The selling stockholder has identified Simcha Hecht, as a natural person with voting and investment control over shares of our common stock beneficially owned by the selling stockholder.

      9. Includes up to 428,571 shares of common stock issuable upon the exercise of two separate Warrants. (i) B Warrants to purchase 285,714 shares of common stock; (ii) A Warrants to purchase 142,857 shares of common stock. The selling stockholder has identified Alejandro Hanono, as a natural person with voting and investment control over shares of our common stock beneficially owned by the selling stockholder.

      10. Includes up to 428,571 shares of common stock issuable upon the exercise of two separate Warrants. (i) B Warrants to purchase 285,714 shares of common stock; (ii) A Warrants to purchase 142,857 shares of common stock. The selling stockholder has identified Jeff Davidowitz, as a natural person with voting and investment control over shares of our common stock beneficially owned by the selling stockholder.

      11. Includes up to 428,571 shares of common stock issuable upon the exercise of two separate Warrants. (i) B Warrants to purchase 285,714 shares of common stock; (ii) A Warrants to purchase 142,857 shares of common stock. The selling stockholder has identified Wilhelm Ungar, as a natural person with voting and investment control over shares of our common stock beneficially owned by the selling stockholder.

      12. Includes up to 428,571 shares of common stock issuable upon the exercise of two separate Warrants. (i) B Warrants to purchase 285,714 shares of common stock; (ii) A Warrants to purchase 142,857 shares of common stock. The selling stockholder has identified Ronald Kimelman, as a natural person with voting and investment control over shares of our common stock beneficially owned by the selling stockholder.

      13. Includes up to 428,571 shares of common stock issuable upon the exercise of two separate Warrants. (i) B Warrants to purchase 285,714 shares of common stock; (ii) A Warrants to purchase 142,857 shares of common stock. The selling stockholder has identified Mel
            E. Lifhitz, as a natural person with voting and investment control over shares of our common stock beneficially owned by the selling stockholder.

      14. Includes up to 857,144 shares of common stock issuable upon the exercise of two separate Warrants. (i) B Warrants to purchase 571,429 shares of common stock; (ii) A Warrants to purchase 285,715 shares of common stock. The selling stockholder has identified Menachem Lipskear, as a natural person with voting and investment control over shares of our common stock beneficially owned by the selling stockholder.

      15. Includes up to 571,428 shares of common stock issuable upon the exercise of a Warrant. The Warrant includes the right to purchase 571,428 shares of common stock at a rate of $0.35 per share expiring 5 years after the date of this prospectus. The selling stockholder has identified Mozi Kraus, as a natural person with voting and investment control over shares of our common stock beneficially owned by the selling stockholder.

      16. Includes up to 183,245 shares of common stock issuable upon the exercise of the following Warrants: (i) warrant to purchase 81,087 shares at $0.45 per share expiring on July 19, 2006; (ii) warrant to purchase 65,000 shares at $0.35 per share expiring on September 12, 2008; (iii) B Warrants to purchase 24,772 shares; and (iv) A Warrants to purchase 12,386 shares. Shares owned includes 100,000 shares owned by her husband and 40,000 owned by the Silverman Sclar Shin & Byrne PLLC Profit Sharing Plan.

      17. Includes up to 118,028 shares of common stock issuable upon the exercise of the following Warrants: (i) warrant to purchase 44,484 shares at $0.45 per share expiring on July 19, 2006; (ii) warrant to purchase 45,000 shares at $0.35 per share expiring on September 12, 2008; (iii) B Warrants to purchase 19,029 shares; and (iv) A Warrants to purchase 9,515 shares.

      18. Includes up to 40,115 shares of common stock issuable upon the exercise of the following Warrants: (i) warrant to purchase 10,686 shares at $0.45 per share expiring on July 19, 2006; (ii) warrant to purchase 8,000 shares at $0.35 per share expiring on September 12, 2008; (iii) B Warrants to purchase 14,286 shares; and (iv) A Warrants to purchase 7,143 shares. Shares owned includes 25,000 shares owned by her husband.

      19. Includes up to 30,596 shares of common stock issuable upon the exercise of the following Warrants: (i) warrant to purchase 13,358 shares at $0.45 per share expiring on July 19, 2006; (ii) warrant to purchase 8,667 shares at $0.35 per share expiring on September 12, 2008; (iii) B Warrants to purchase 5,714 shares; and (iv) A Warrants to purchase 2,857 shares.

      20. Includes up to 22,581 shares of common stock issuable upon the exercise of the following Warrants: (i) warrant to purchase 5,343 shares at $0.45 per share expiring on July 19, 2006; (ii) warrant to purchase 8,667 shares at $0.35 per share expiring on September 12, 2008; (iii) B Warrants to purchase 5,714 shares; and (iv) A Warrants to purchase 2,857 shares.

      21. Includes up to 12,547 shares of common stock issuable upon the exercise of the following Warrants: (i) warrant to purchase 5,343 shares at $0.45 per share expiring on July 19, 2006; (ii) warrant to purchase 4,333 shares at $0.35 per share expiring on September 12, 2008; (iii) B Warrants to purchase 1,914 shares; and (iv) A Warrants to purchase 957 shares.

      22. Includes shares of common stock issuable upon the exercise of warrant to purchase 3,190 shares at $0.35 per share expiring on September 12, 2008.

      23. Includes shares of common stock issuable upon the exercise of a warrant to purchase 6,679 shares at $0.45 per share expiring on July 19, 2006.

      24. Includes up to 162,500 shares of common stock issuable upon the exercise of the following Warrants: (i) the Warrant to purchase 62,500 shares of common stock at a rate of $0.40 per share and will expire on March 31, 2007; (ii) Warrant to purchase 100,000 shares of common stock at a rate of $0.25 per share expiring on May 27, 2006.

      25. Includes up to 162,500 shares of common stock issuable upon the exercise of the following Warrants: (i) the Warrant to purchase 62,500 shares of common stock at a rate of $0.40 per share and will expire on March 31, 2007; (ii) the Warrant to purchase 100,000 shares of common stock at a rate of $0.25 per share expiring on May 27, 2006.

      26. Includes up to 25,000 shares of common stock issuable upon the exercise of a Warrant. The Warrant includes the right to purchase 25,000 shares of common stock at a rate of $0.40 per share and will expire on 4/7/07.

      27. Includes up to 140,000 shares of common stock issuable upon the exercise of a Warrant. The Warrant includes the right to purchase 140,000 shares of common stock at a rate of 1.50 per share and will expire on 4/7/07. The selling stockholder has identified Todd P. Belfer, as a natural person with voting and investment control over shares of our common stock beneficially owned by the selling stockholder.

      28. Includes up to 25,000 shares of common stock issuable upon the exercise of a Warrant. The Warrant includes the right to purchase 25,000 shares of common stock at a rate of $0.50 per share and will expire on 4/5/07. Does not include shares owned by BDB Holdings, Inc.

      29. Includes up to 50,000 shares of common stock issuable upon the exercise of a Warrant. The Warrant includes the right to purchase 50,000 shares of common stock at a rate of $0.50 per share and will expire on 4/5/07. The selling stockholder has identified William S. Jaspersen, as a natural person with voting and investment control over shares of our common stock beneficially owned by the selling stockholder. Mr. Jasperson disclaims beneficial ownership of these securities. Does not include shares owned by Mr. Jaspersen.

      30. Includes up to 50,000 shares of common stock issuable upon the exercise of a Warrant. The Warrant includes the right to purchase 50,000 shares of common stock at a rate of $1.50 per share and will expire on 4/15/07.

      31. Includes up to 100,000 shares of common stock issuable upon the exercise of a Warrant. The Warrant includes the right to purchase 100,000 shares of common stock at a rate of $2.00 per share and will expire on 4/14/07.

      32. Includes up to 75,000 shares of common stock issuable upon the exercise of a Warrant. The Warrant includes the right to purchase 75,000 shares of common stock at a rate of $1.50 per share and will expire on 4/16/07.

      33. Includes up to 50,000 shares of common stock issuable upon the exercise of a Warrant. The Warrant includes the right to purchase 50,000 shares of common stock at a rate of $0.50 per share and will expire on 4/1/07. The selling stockholder has identified Steven K. Boyd, as a natural person with voting and investment control over shares of our common stock beneficially owned by the selling stockholder.

      34. These stockholders are husband and wife. Includes, in the aggregate up to 50,000 shares of common stock issuable upon the exercise of a Warrant. The Warrant includes the right to purchase 50,000 shares of common stock at a rate of $2.00 per share and will expire on 4/1/07.

      35. Includes up to 140,000 shares of common stock issuable upon the exercise of a Warrant. The Warrant includes the right to purchase 140,000 shares of common stock at a rate of $1.50 per share and will expire on 4/14/07. The selling stockholder has identified Harvey Belfer, as a natural person with voting and investment control over shares of our common stock beneficially owned by the selling stockholder.

      36. Includes up to 50,000 shares of common stock issuable upon the exercise of a Warrant. The Warrant includes the right to purchase 50,000 shares of common stock at a rate of $2.00 per share and will expire on 2/25/07.

      37. Includes up to 100,000 shares of common stock issuable upon the exercise of a Warrant. The Warrant includes the right to purchase 100,000 shares of common stock at a rate of $2.00 per share and will expire on 2/20/07.

      38. Includes up to 100,000 shares of common stock issuable upon the exercise of a Warrant. The Warrant includes the right to purchase 100,000 shares of common stock at a rate of $2.00 per share and will expire on 2/18/07.

      39. Includes up to 30,000 shares of common stock issuable upon the exercise of a Warrant. The Warrant includes the right to purchase 30,000 shares of common stock at a rate of $2.00 per share and will expire on 2/19/07. The selling stockholder has identified Ira J. Gaines, as a natural person with voting and investment control over shares of our common stock beneficially owned by the selling stockholder.

      40. The selling stockholder's spouse shares voting and investment control over the shares of our common stock beneficially owned by the selling stockholder.

      41. Includes up to 50,000 shares of common stock issuable upon the exercise of a Warrant. The Warrant includes the right to purchase 50,000 shares of common stock at a rate of $1.50 per share and will expire on 4/30/07.

      42. Includes up to 10,772 shares of common stock issuable upon the exercise of a Warrant. The Warrant includes the right to purchase 10,772 shares of common stock at a rate of $0.50 per share and will expire on 7/27/06.

      43. The All Star Irrevocable Trust ("Trust") is for the benefit of the minor children of Michael Arnouse. The shares owned by the Trust includes up to 400,759 shares of common stock issuable upon the exercise of a Warrant. The Warrant includes the right to purchase 400,759 shares of common stock at a rate of $0.50 per share and will expire on 7/27/06. The shares owned by Mr. Arnouse include all shares beneficially owned by the Trust and also include up to 180,342 shares of common stock issuable upon the exercise of a Warrant. The Warrant includes the right to purchase 180,342 shares of common stock at a rate of $0.50 per share and will expire on 7/27/06.

      44. Includes up to 12,500 shares of common stock issuable upon the exercise of a Warrant. The Warrant includes the right to purchase 12,500 shares of common stock at a rate of $0.40 per share and will expire on 4/30/07.

      45. Includes up to 26,667 shares of common stock issuable upon the exercise of a Warrant. The Warrant includes the right to purchase 26,667 shares of common stock at a rate of $0.50 per share and will expire on 7/27/06.

      46. Includes up to 26,717 shares of common stock issuable upon the exercise of a Warrant. The Warrant includes the right to purchase 26,717 shares of common stock at a rate of $0.50 per share and will expire on 7/27/06.

      47. Includes up to 300,000 shares of common stock issuable upon the exercise of a Warrant. The Warrant includes the right to purchase 300,000 shares of common stock at a rate of $0.45 per share and will expire on 12/19/08. The selling stockholder has identified John C. Tausche, as a natural person with voting and investment control over shares of our common stock beneficially owned by the selling stockholder.

      48. The Selling Stockholder is or was an attorney, affiliate or spouse of an attorney of Silverman Sclar Shin & Bryne PLLC, our legal counsel.

      49. Includes up to 10,000 shares of common stock issuable upon the exercise of a Warrant. The Warrant includes the right to purchase 10,000 shares of common stock at a rate of $0.50 per share and will expire on 4/22/07.

      50. Includes up to 40,000 shares of common stock issuable upon the exercise of a Warrant. The Warrant includes the right to purchase 40,000 shares of common stock at a rate of $0.50 per share and will expire on 4/30/07.

      51. Includes up to 30,000 shares of common stock issuable upon the exercise of a Warrant. The Warrant includes the right to purchase 30,000 shares of common stock at a rate of $0.45 per share and will expire on 4/30/07

      52. Includes up to 32,000 shares of common stock issuable upon the exercise of a Warrant. The Warrant includes the right to purchase 32,000 shares of common stock at a rate of $0.45 per share and will expire on 4/30/07

      53. Includes up to 8,000 shares of common stock issuable upon the exercise of a Warrant. The Warrant includes the right to purchase 8,000 shares of common stock at a rate of $0.45 per share and will expire on 4/30/07

      54. Includes up to 60,444 shares of common stock issuable upon the exercise of a Warrant. The Warrant includes the right to purchase 60,444 shares of common stock at a rate of $0.45 per share and will expire on 4/30/07.

      55. Includes up to 28,366 shares of common stock issuable upon the exercise of a Warrant. The Warrant includes the right to purchase 28,366 shares of common stock at a rate of $0.45 per share and will expire on 4/30/07. The selling stockholder has identified David W. Harris, as a natural person with voting and investment control over shares of our common stock beneficially owned by the selling stockholder. Gary Sacks, Jeffrey Silverman, Todd Felte and W. Todd Coffin are all affiliated with Source Capital Group. The shares listed as owned by each of these persons excludes the shares owned by Source Capital Group and the shares listed as owned by Source Capital Group excludes the shares owned by each of these persons.

      56. Includes up to 12,500 shares of common stock issuable upon the exercise of a Warrant. The Warrant includes the right to purchase 12,500 shares of common stock at a rate of $0.40 per share and will expire on 4/7/07.

         The selling stockholders have not been employed by, held office in, or had any other material relationship with us or any of our affiliates within the past three years except as described in the footnotes above.

April 2004 Placement

         On April 30, 2004, we closed a private placement to 14 accredited investors for gross proceeds of $2,000,000. The securities sold consisted of an aggregate of 5,714,284 shares of Common Stock, Class A Common Stock Purchase Warrants to purchase an aggregate of 2,857,144 share, and Class B Common Stock Purchase Warrants to purchase an aggregate of 5,714,284 share. The Class A Warrants, as amended, are exercisable until June 19, 2005 at a price of $0.45 per share. The Class B Warrants are exercisable until April 30, 2009 at a price of $0.75 per share. We paid a 10% finder's fee and issued warrants to Ashfield Investments Inc. to purchase 571,428 shares at $0.35 per share until April 30, 2009. Pursuant to the Subscription Agreement between us and the investors and the warrants issued to such investors: (i) we have registered the shares of common stock issued to the investors and the shares issuable upon exercise of the Warrants, including the Finder's warrant, for public sale herein; (ii) we are required to keep the registration statement effective for a period of two years; and (iii) if, subject to certain exceptions, sales of all shares required to be registered cannot be made pursuant to the registration statement for certain periods of time, then we will be required to pay to the investors their pro rata share of .067% ($1,340) of the purchase price for the securities sold in the private offering plus .067% of the purchase price of the warrants actually paid for each day such condition exists.

         Pursuant to the Subscription Agreement, we may be obligated to issue additional shares to these investors if we sell shares at a price below $0.35 per share. In addition, the warrants issued to these investors are subject to adjustment for anti-dilution protection, including adjustment for issuances of stock below the exercise price of the warrants.

         Pursuant to the Subscription Agreement and the terms of the Warrants issued to the investors, no investor may exercise its Warrants to the extent that the exercise would cause the investor, together with its affiliates, to beneficially own more than 9.99% of the shares of our then outstanding common stock following such exercise. The investor has the right to revoked this restriction upon 61 days prior notice to us. The number of shares in the second and third columns in the table above does not reflect this limitation.

                        HOW THE SHARES MAY BE DISTRIBUTED

         The selling stockholders may sell their shares of common stock from time to time in various ways and at various prices. The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions that may involve crosses or block transactions. Some of the methods by which the selling stockholders may sell the shares include:

         o on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

         o  in the over-the-counter market;

         o in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         o  privately negotiated transactions;

         o block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker or dealer as principal and resale by that broker or dealer for the selling stockholder's account under this prospectus;

         o  sales under Rule 144 rather than by using this prospectus;

         o  a combination of any of these methods of sale; or

         o  any other legally permitted method.

         Brokers or dealers may receive commissions or discounts from the selling stockholders (or, if the broker-dealer acts as agent for the purchaser of the shares, from that purchaser) in amounts to be negotiated. These commissions may exceed those customary in the types of transactions involved.

         We cannot estimate at the present time the amount of commissions or discounts, if any, that will be paid by the selling stockholders in connection with sales of the shares.

         The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in sales of the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares of common stock. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders. In addition, each of the selling stockholders who is a registered broker-dealer or is affiliated with a registered broker-dealer has advised us that:

         o  it purchased the shares in the ordinary course of business; and

         o at the time of the purchase of the shares to be resold, it had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

         Under the securities laws of certain states, the shares may be sold in those states only through registered or licensed broker-dealers. In addition, the shares may not be sold unless the shares have been registered or qualified for sale in the relevant state or unless the shares qualify for an exemption from registration or qualification.

         We do not know whether any selling stockholder will sell any or all of the shares of common stock registered by the shelf registration statement of which this prospectus forms a part.

         We have agreed to pay all fees and expenses incident to the registration of the shares, including certain fees and disbursements of counsel to the selling stockholders. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

         Certain of the selling stockholders have also agreed to indemnify us, our directors, officers, agents and representatives against certain liabilities, including certain liabilities under the Securities Act.

         The selling stockholders and other persons participating in the distribution of the shares offered under this prospectus are subject to the applicable requirements of Regulation M promulgated under the Exchange Act in connection with sales of the shares.

         We have agreed with the selling stockholders to keep the registration statement of which this prospectus is a part effective for a period of two years or until all the shares registered under the registration statement have been resold, which ever is earlier.

                            DESCRIPTION OF SECURITIES

         The following section does not purport to be complete and is qualified in all respects by reference to the detailed provisions of our amended and restated certificate of incorporation and by-laws, as amended, copies of which have been filed with the Securities and Exchange Commission.

         Our authorized capital stock consist of: (1) 500,000 shares of preferred stock, par value $1.00 per share; and (2) 75,000,000 shares of common stock, par value $0.001 per share. As of the date of this prospectus there were outstanding 43,743,899 shares of Common Stock, 65,141 shares of Series B Convertible Preferred Stock and 63,000 shares of Series C Cumulative Preferred Stock.

Common Stock

         Shares of our common stock are entitled to one vote per share, either in person or by proxy, on all matters that may be voted upon by the owners of our shares at meetings of our stockholders. There is no provision for cumulative voting with respect to the election of directors by the holders of common stock. Therefore, the holder of more than 50% of our shares of outstanding common stock can, if they choose to do so, elect all of our directors. In this event, the holders of the remaining shares of common stock will not be able to elect any directors.

         The holders of common stock:

         o have equal rights to dividends from funds legally available therefore, when and if declared by our board of directors, after any requirements with respect to preferential dividends upon the share of any series of Preferred Stock shall have been met;

         o are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs; and

         o do not have preemptive rights, conversion rights, or redemption of sinking fund provisions.

         The outstanding shares of our common stock are duly authorized, validly issued, fully paid and nonassessable.

Preferred Stock

         Our Board of Directors is empowered, without stockholder approval, to issue shares of preferred stock in series with such voting powers, designations, preferences and relative participating or other special rights and qualifications, limitations or restrictions thereof, as shall be determined from time to time by our Board of Directors.

Dividends. Our convertible series B preferred shares ("Series B") are non-dividend bearing. Our cumulative series C preferred shares ("Series C") are entitled to cumulative cash dividends at the rate of $.65 per share per annum, payable in each year commencing the year after all the shares of Series B are retired.

Conversion. Our Series B preferred shares are convertible into shares of our common stock at any time at the option of the holder and are subject to adjustment in accordance with certain anti-dilution clauses. Our Series C preferred shares are not convertible.

Voting. The holders of Series B and Series C preferred shares have no voting rights.

Redemption. The Series B preferred shares are redeemable by the holders at a price of $2.00 per share. The Series C preferred shares, together with an amount equal to accrued and unpaid dividends thereon, if any, to the date fixed for redemption, are redeemable by the holders at a price of $10.00 per share; however no Series C preferred shares are redeemable so long as there are any Series B preferred shares outstanding. As a sinking fund for the redemption of the Series B preferred stock (the "Series B Sinking Fund"), we were required to set aside on our books on or before May 20 in each year between 1976 and 1979 a sum sufficient to redeem on June 1 of such year, at the redemption price thereof, the lesser of (i) 25% of the maximum number of Series B preferred shares outstanding at any time and (ii) all of the then outstanding Series B preferred shares. We were required to use any amount in the Series B Sinking Fund on May 20 in each year, to the extent permitted by law, to redeem on the following June 1 such number of shares of Series B Preferred as would exhaust the moneys then in the Series B Sinking Fund; provided, however, that if such moneys did not exceed $10,000, we were permitted, except in the case of the year 1979, but were not required to, make such redemption at the redemption price. If we defaulted in complying with the Series B Sinking Fund requirements and such default continued for at least 90 days, the number of our directors was to increased by four at the first annual meeting of our stockholders held thereafter, and at such meeting and at each subsequent annual meeting until we cured all such defaults, the holders of Series B and Series C preferred shares were to each have the right, voting as separate classes, to elect two of such four additional members of the Board of Directors. When all such defaults shall have been cured, the terms of the additional directors so elected were to immediately terminate. Our current management is unable to determine whether we complied with the foregoing sinking fund provisions back in the late 1970s.

Liquidation. In the event of our voluntary or involuntary liquidation, dissolution or winding up, then (a) before any distribution or payment shall be made to the holders of Series C preferred shares or Common Stock, the holders of the Series B preferred shares will be entitled to receive for each share thereof the sum of $2, and (b) before any distribution or payment shall be made to the holders of Common Stock, the holders of Series C preferred shares will be entitled to receive for each share thereof the sum of $10, plus a sum equal to accrued and unpaid dividends thereon, if any, whether or not earned or declared. Subject to all of the preferential rights of the holders of Preferred Stock on distribution or otherwise, the holders of Common Stock shall be entitled to receive ratably all of our remaining assets.

Dividend

         We have not declared or paid, nor do we have any present intention to pay, cash dividends on our common stock. No cash dividends may be declared or paid on our Common Stock if, and as long as, the Series B preferred stock is outstanding or there are unpaid dividends on outstanding shares of Series C preferred stock. No dividends may be declared on the Series C preferred stock if, and as long as, the Series B preferred stock is outstanding. Accordingly, it is unlikely that we will declare any cash dividends in the foreseeable future.

Warrants

         We have issued warrants with varying terms to purchase an aggregate of 17,148,913 shares of our common stock at exercise prices ranging from $0.17 to $2.00 per share.

Anti-Takeover Provisions

Delaware Law

          We are subject to the provisions of Section 203 of the Delaware General Corporation Law, as amended, which restricts certain business combinations with interested stockholders even if such a combination would be beneficial to all stockholders. In general, Section 203 would require a two-thirds vote of stockholders for any business combination (such as a merger or sale of all or substantially all of our assets) between us and an "interested stockholder" unless such transaction is approved by a majority of the disinterested directors or meets certain other requirements. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of our voting stock. These provisions could deprive stockholders of an opportunity to receive a premium for their common stock as part of a sale of us or may otherwise discourage a potential acquirer from attempting to obtain control of us.

Certificate of Incorporation

         Provisions of our Amended and Restated Certificate of Incorporation may make it more difficult for someone to acquire control of us or for our stockholders to remove existing management, and might discourage a third party from offering to acquire us, even if a change in control or in management would be beneficial to our stockholders. For example, our Certificate of Incorporation allows us to issue shares of preferred stock without any vote or further action by our stockholders. Our Board of Directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our Board of Directors also has the authority to issue preferred stock without further stockholder approval. As a result, our Board of Directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock.

                                  LEGAL MATTERS

         The validity of the common stock offered in this prospectus has been passed upon by Silverman Sclar Shin & Byrne PLLC, 381 Park Avenue South, Suite 1601, New York, New York 10016. Members and employees of the firm and their families own an aggregate of 398,009 shares and warrants to purchase an aggregate of 416,981 shares.

                                     EXPERTS

         The consolidated financial statements as and for the year ended December 31, 2004 incorporated by reference in this prospectus have been audited by Rosenberg Rich Baker Berman & Company, independent registered public accountants, to the extent and for the periods set forth Bagell, Josephs & Company, LLC in the report of such firm incorporated herein by reference and, are incorporated herein in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.

         The consolidated financial statements as and for the year ended December 31, 2003 incorporated by reference in this prospectus have been audited by Rosenberg Rich Baker Berman & Company, independent registered public accountants, to the extent and for the periods set forth in the report of such firm incorporated herein by reference and, are incorporated herein in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Many of our Securities and Exchange Commission filings are also available to the public from the Securities and Exchange Commission's Website at "http://www.sec.gov."

         We have filed with the Securities and Exchange Commission a registration statement (which contains this prospectus) on Form S-2 under the Securities Act of 1933. The registration statement relates to the securities offered by the selling stockholders. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Please refer to the registration statement and its exhibits and schedules for further information with respect to us, the common stock and the Warrants. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of that contract or document filed as an exhibit to the Registration Statement. You may read and obtain a copy of the registration statement and its exhibits and schedules from the SEC, as described in the preceding paragraph.

                      INFORMATION INCORPORATED BY REFERENCE

         The Commission allows us to "incorporate by reference" the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the following documents:

(a) Our Annual Report on Form 10-KSB for our fiscal year ended December 31, 2004, File No. 0-03338.

(b) Our Quarterly Report on Form 10-QSB four our first quarter ended March 31, 2005, File No. 0-0338.

         In addition, we will deliver a copy of our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004 and our Quarterly Report on Form 10-QSB four our first quarter ended March 31, 2005, without charge, to each person receiving a copy of this prospectus. If you need an additional copy of these documents, or if you would like to receive a copy of the other items referenced above, you may request copies, at no cost, by writing or telephoning us at the following address:

                     Millennium Biotechnologies Group, Inc.
                        665 Martinsville Road, Suite 219

                             Basking Ridge, NJ 07920
                             Telephone Number (908)
                                    604-2500.

         You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The selling stockholders will not make offers in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other that the date on the front of those documents.

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No dealer, salesman or any other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted. The information contained in this Prospectus is current only as of this date.






                                TABLE OF CONTENTS



                                                                            Page

Prospectus Summary ........................................................    2
About Millennium ..........................................................    2
Risk Factors ..............................................................    3
Use of Proceeds ...........................................................    9
Selling Stockholders ......................................................    9
How the Shares May
Be Distributed ............................................................   20
Description of Securities .................................................   22
Legal Matters .............................................................   25
Experts ...................................................................   25
Where You Can Find More Information .......................................   25
Information Incorporated By Reference .....................................   26


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                              15,623,861 SHARES OF
                                  COMMON STOCK





                     MILLENNIUM BIOTECHNOLOGIES GROUP, INC.



                             -----------------------

                                   PROSPECTUS

                             -----------------------




                                  June 3, 2005





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